USFREIGHTWAYS CORPORATION

                         SIGNIFICANT SUBSIDIARIES OF THE COMPANY


Parent and Significant Subsidiaries               State of Incorporation

UFFreightways Corporation                         Delaware

USF Bestway Inc.                                  Arizona
USF Dugan Inc.                                    Kansas
USF Holland Inc.                                  Michigan
USF Red Star Inc.                                 New York
USF Reddaway Inc.                                 Oregon
USF Logistics Inc.                                Illinois
USF Distribution Services Inc.                    Illinois
USF Worldwide Inc.                                Illinois
USF Processors Inc.                               Texas
USF Glen Moore                                    Pennsylvania